UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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CSS INDUSTRIES, INC.
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CSS INDUSTRIES, INC.

1845 Walnut Street

Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2012 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, July 31, 2012, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1.	Elect a board of six directors;

2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2013;

3.	Approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2012; and

4.	Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 4, 2012, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI

Secretary

Philadelphia, Pennsylvania

June 19, 2012

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.

PROXY STATEMENT

2012 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.

1845 Walnut Street

Philadelphia, Pennsylvania 19103

PROXY STATEMENT

2012 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders (the “Meeting”) to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, July 31, 2012 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on or about June 19, 2012, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 4, 2012.

WHO CAN VOTE

Stockholders of record at the close of business on June 4, 2012 may vote at the Meeting. On the record date, 9,621,366 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. Additionally, we may engage a proxy solicitor to distribute our stockholder materials and solicit proxies. We may agree to pay a fee for such services and to reimburse the solicitor for all reasonable disbursements. Any such fee is estimated to be approximately $10,000. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,810,684 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Each share of CSS common stock entitles the holder thereof to one vote on the election of each of the nominees for director and one vote on each other matter that may properly come before the Meeting.

Directors will be elected by a plurality of the votes cast at the Meeting. This means that the six nominees receiving the most votes will be elected as directors. The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) will be required: to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2012; to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013; and to approve any other matter to be voted on at the Meeting.

Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 31, 2012:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on July 31, 2012, the Proxy Statement for the Meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2012 are available on the Internet at https://materials.proxyvote.com/125906.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently has seven members. One of our current directors, James E. Ksansnak, who has served on our Board since 1988, will not stand for re-election at the Meeting, and his period of service on our Board will conclude effective upon the election of directors at the Meeting. Following the recommendation of our Board’s Nominating and Governance Committee, our Board has determined to reduce the size of the Board from seven directors to six directors effective upon the election of directors at the Meeting. On the recommendation of the Nominating and Governance Committee, our Board has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2013 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. Below we provide information about the nominees for election to our Board, including information about each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. Ages are stated as of the date of the 2012 Annual Meeting of Stockholders.

Scott A. Beaumont, age 59, has been Chief Executive Officer, Lilly Pulitzer Group of Oxford Industries, Inc., an international apparel design, sourcing and marketing company, since December 2010. From 1993 to December 2010, he was Chairman and Chief Executive Officer of Sugartown Worldwide, Inc. (“Sugartown”), a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. In December 2010, Oxford Industries, Inc. acquired Sugartown, of which Mr. Beaumont was a co-founder. Mr. Beaumont has served as one of our directors since 2005.

Our Board concluded that Mr. Beaumont should serve as a director on our Board in light of his extensive knowledge of the design, sourcing, distribution and sale of consumer products, and his significant leadership position as Chief Executive Officer, Lilly Pulitzer Group of consumer products company Oxford Industries, Inc.

James H. Bromley, age 74, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Our Board concluded that Mr. Bromley should serve as a director on our Board in light of his financial and corporate strategic planning expertise and his significant prior experience in leadership positions, including formerly serving as Chief Executive Officer of one of our former subsidiaries, Rapidforms, Inc.

Jack Farber, age 79, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Our Board concluded that Mr. Farber should serve as a director on our Board, and as its Chairman, in light of his exceptional financial, strategic planning, mergers and acquisitions and leadership experience, his detailed knowledge and extensive experience as our former President and Chief Executive Officer, his current and prior service on the boards of directors of numerous for-profit and non-profit organizations, and his entrepreneurial expertise.

John J. Gavin, age 56, has been an operating partner of LLR Partners Inc., a private equity firm, since April 2010. He served as Vice Chairman and as a director of DBM, Inc., an international career and transitions management firm, from 2006 until March 2010. During 2006, he also served as President and Chief Executive Officer of DBM, Inc. Prior to that, Mr. Gavin served as President, Chief Operating Officer and as a director of Right Management Consultants, Inc., a human resources and career management consulting firm, from January 1999 to January 2004. Mr. Gavin currently serves on the board of directors of DFC Global Corp. (f/k/a Dollar Financial Corp.), a financial services company, and Interline Brands, Inc., a distributor of maintenance, repair and operating products. He has served as one of our directors since 2007.

Our Board concluded that Mr. Gavin should serve as a director on our Board in light of his expertise with financial, accounting, strategic planning, mergers and acquisitions, human resources and career management matters, his prior experience serving as President and Chief Operating Officer of an international human resources company, Right Management Consultants, Inc., his current and prior service on the boards of directors of private and publicly-held companies, including his experience serving on the audit committee and as lead independent director of Interline Brands, Inc. and as a member of the audit committee of DFC Global Corp.

Rebecca C. Matthias, age 59, served as President of Destination Maternity Corporation, a designer and retailer of maternity apparel, from 1982 until 2010. She also served as its Chief Operating Officer from 1993 until 2007, and as its Chief Creative Officer from 2007 until 2010. Ms. Matthias served as a director of Destination Maternity Corporation from 1982 until February 2011. She has served as a director of Penn Series Funds, Inc, an open-end, diversified management investment company, since September 2010. From 2004 to 2006, she served on the board of directors of Russell Corporation, an athletic and sporting goods company. Ms. Matthias has served as one of our directors since 2003.

Our Board concluded that Ms. Matthias should serve as a director on our Board in light of her significant leadership experience having served as the President of a publicly-held company, Destination Maternity Corporation, and her extensive knowledge of the design, sourcing, distribution and sale of consumer products.

Christopher J. Munyan, age 47, has been our President and Chief Executive Officer since July 2006. Since June 2010, he has also served as President of our Berwick Offray LLC (“Berwick Offray”) subsidiary, and he has served as President of our Paper Magic Group, Inc. (“Paper Magic”) subsidiary since March 2012. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From 1999 until 2005, Mr. Munyan served as President of Berwick Offray. From 1993 to 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President — Finance and Administration. Mr. Munyan has served as one of our directors since 2006.

Our Board concluded that Mr. Munyan should serve as a director on our Board in light of his intimate knowledge of CSS as its President and Chief Executive Officer and as the President of two of our current operating subsidiaries, Berwick Offray and Paper Magic, and his significant management and leadership skills.

Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.

Our Board recommends a vote “for” the election of all the nominees listed above.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2013. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.

The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.

Our Board recommends a vote “for” ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending March  31, 2013.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND

THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of our Board engaged KPMG as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2012. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2012 and March 31, 2011, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2012	2011
Audit Fees	$846,470	$810,000
Audit-Related Fees	21,650	—
Tax Fees	45,460	32,180
All Other Fees	—	—

	$913,580	$842,180

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements, the audit of CSS’ internal control over financial reporting, and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audited-Related Fees

Audit-related fees of $21,650 were paid for transactional consulting services performed by KPMG during fiscal 2012.

Tax Fees

Tax fees of $45,460 and $32,180 were paid for tax compliance and tax consulting in fiscal 2012 and 2011, respectively. Such compliance services included assistance with tax return preparation.

There were no fees paid in fiscal 2012 or 2011 for products and services provided by KPMG other than the services referred to above.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of CSS’ consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects the financial position, results of operations and cash flows of CSS, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, CSS’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements of CSS, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has met with CSS’ internal audit staff and its independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of CSS’ internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the United States Securities and Exchange Commission (“SEC”).

AUDIT COMMITTEE

John J. Gavin, Chairman

James E. Ksansnak

Scott A. Beaumont

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of our 2012 Annual Meeting of Stockholders.

Jack Farber is Chairman of our board of directors. His biographical information appears on page 3.

Laurie F. Gilner, age 45, has served as President of our C.R. Gibson, LLC (“C.R. Gibson”) business since September 2010. Prior to that, from September 2008 until August 2010, she served as President and Chief Executive Officer of Perfect Timing, Inc., a manufacturer and distributor of calendars, stationery, back-to-school products and gift products. From January 2006 to August 2008, Ms. Gilner served as President, Travel Gear Division of TRG Group, a designer and manufacturer of travel gear, business and computer cases, backpacks, accessories and home décor products. She served as Executive Vice President, Retail and Corporate Markets of TRG Group from July 2002 until December 2005.

William G. Kiesling, age 49, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan is our President and Chief Executive Officer and a member of our board of directors. His biographical information appears on page 4.

Vincent A. Paccapaniccia, age 54, has been our Vice President — Finance and Chief Financial Officer since March 31, 2010. He served as Chief Financial Officer of ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served as ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to beneficially own at least five percent of our common stock as of June 4, 2012, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table on page 34 and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,469,500	(3)	15.3%
Royce & Associates, LLC	1,315,035	(4)	13.7%
Dimensional Fund Advisors LP.	829,131	(5)	8.6%
Scott A. Beaumont	16,000	(6)	*
James H. Bromley	193,738	(7)	2.0%
Jack Farber	642,171	(8)	6.7%
John J. Gavin	10,600	(9)	*
Laurie F. Gilner	1,875	(10)	*
William G. Kiesling	29,317	(11)	*
James E. Ksansnak	86,834	(12)	*
Rebecca C. Matthias	29,000	(13)	*
Christopher J. Munyan	86,306	(14)	*
Vincent A. Paccapaniccia	5,000	(15)	*
Paul Quick	14,480	(16)	*
All directors and executive officers of CSS as a group (ten (10) persons, including the individuals named above, other than Paul Quick)	1,100,841	(17)	11.2%

*	denotes that ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 4, 2012 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,621,366 shares of CSS common stock outstanding at June 4, 2012.

(3)	This information is as of December 31, 2011 and is derived from Schedule 13G filed with the SEC on February 9, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment advisor registered under the Investment Advisors Act of 1940, and Price Fund is an investment company registered under the Investment Company Act of 1940. Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns and has sole voting power over 1,000,000 of the shares shown in the table, representing 10.4% of the shares outstanding) which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has disclosed that it has sole investment power over all of the shares shown in the table and sole voting power over 462,900 of such shares. Individual and/or institutional investors which Price Associates serves as investment advisor have voting power over 6,600 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	This information is as of December 31, 2011 and is derived from Schedule 13G filed with the SEC on January 9, 2012. Royce & Associates, LLC (“Royce”) is located at 745 Fifth Avenue, New York, NY 10151. Royce has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of December 31, 2011 and is derived from Schedule 13G filed with the SEC on February 13, 2012. Dimensional Fund Advisors LP (“Dimensional”) is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts being referred to as the “Funds”). Dimensional has disclosed that all of the shares shown in the table are owned by the Funds, and that Dimensional possesses sole voting power over 824,642 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(6)	The shares shown in the table include options to purchase 14,500 shares of common stock.

(7)	The shares shown in the table include options to purchase 34,000 shares of common stock.

(8)	The shares shown in the table include 230,746 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 151,042 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation; and 200,000 shares held by certain annuity trusts for which Vivian Farber is the sole trustee. In addition, among the shares beneficially owned by Mr. Farber are 60,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son. Not included in the number of shares beneficially owned by Mr. Farber are 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Farber, has sole voting and investment power over these shares. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(9)	The shares shown in the table include options to purchase 10,000 shares of common stock.

(10)	The shares shown in the table include options to purchase 1,875 shares of common stock.

(11)	The shares shown in the table include options to purchase 25,135 shares of common stock.

(12)	The shares shown in the table include options to purchase 28,000 shares of common stock and 58,834 shares owned by a revocable trust for the benefit of Mr. Ksansnak for which Mr. Ksansnak holds the power of revocation.

(13)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 28,000 shares of common stock.

(14)	The shares shown in the table include options to purchase 54,895 shares of common stock.

(15)	The shares shown in the table include options to purchase 5,000 shares of common stock.

(16)	The shares shown in the table include options to purchase 14,480 shares of common stock. Mr. Quick served as President of our Paper Magic Group, Inc. business until March 26, 2012.

(17)	The shares shown in the table include options to purchase a total of 201,405 shares of common stock and do not include any shares beneficially owned by Paul Quick.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER CSS’ EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2012 about CSS’ 1994 Equity Compensation Plan (the “1994 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”), 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”) and the 2011 Stock Option Plan for Non-Employee Directors (“2011 Stock Plan”), which are CSS’ only equity compensation plans under which stock options and other equity grants are currently outstanding. Each of these plans was approved previously by the stockholders of CSS.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted- average exercise price of outstanding options(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders	815,332	$24.75	981,839
Equity compensation plans not approved by security holders	—	—	—

Total	815,332	$24.75	981,839

(1)	Includes 218,010 restricted stock units (“RSUs”) that are subject to service-based and/or performance-based vesting conditions.

(2)	The RSUs described in footnote 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in footnote 1 above.

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held 15 meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All members of the Board attended our 2011 Annual Meeting of Stockholders.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and a committee that administers the 2000 Stock Plan.1 The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2012.

Director Name	Audit Committee	Human Resources Committee	Nominating and Governance Committee	Executive Committee	2000 Stock Plan Committee
Scott A. Beaumont	—		—
James H. Bromley		▲	—	—
Jack Farber				▲	—
John J. Gavin	▲	—
James E. Ksansnak	—	—		—
Rebecca C. Matthias		—	▲
Christopher J. Munyan					—

Number of Meetings in 2012 Fiscal Year	7	5	2	1	—

—	denotes Committee member.

▲	denotes Committee member and Chair.

Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents

The Audit Committee, Human Resources Committee and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below are available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors

In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/web/guest/corporate-governance. This and all other references in this proxy statement to our website are intended to be inactive textual references only.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the SEC; oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal control over financial reporting and periodically discusses with management CSS’ risks relating to financial reporting, pending and threatened litigation and legal compliance matters, and the steps that management has taken to assess, monitor and address such risks.

1 The 2006 Stock Plan and the 2011 Stock Plan are administered by the Board.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. Such services can be pre-approved by the Audit Committee. Additionally, any member of the Audit Committee can pre-approve such services for fees not exceeding $50,000 in a fiscal year, and any two members of the Audit Committee can pre-approve such services for fees not exceeding $100,000 in a fiscal year. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

Our Board has determined that Messrs. Beaumont, Gavin and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent as determined in accordance with applicable SEC and NYSE rules.

You may contact our Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve CSS’ corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of CSS’ executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate CSS’ compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of CSS’ annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to CSS’ employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

The Human Resources Committee makes executive compensation determinations at meetings held periodically over the course of a fiscal year. Early in the fiscal year, the Human Resources Committee evaluates the prior-year performance of the CSS executive officers, including the chief executive officer; determines annual base salaries for the current fiscal year for the chief executive officer and other executive officers; determines the extent to which the prior year’s awards under our Management Incentive Program (“MIP”) have been earned; determines the type and amount of available awards under our MIP for the current fiscal year and sets performance objectives for such awards; and determines the form and amount of long-term incentive awards. The Human Resources Committee also meets periodically to review CSS’ compensation programs and practices and to evaluate whether it would be in the best interest of CSS to make changes to those programs and practices.

The Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consulting firm, to: assist with the setting of fiscal 2012 executive compensation levels; assist with the fiscal 2012 plan designs for annual incentives and long term equity incentives; provide peer group share usage, dilution and fair value transfer analyses to assist with setting fiscal 2012 equity grant levels; assist with the stockholder proposal seeking approval of the 2011 Stock Option Plan for Non-Employee

Directors; review the Compensation, Discussion and Analysis section of our proxy statement; assist us with compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and provide an executive compensation trends report and provide guidance with regard to corporate governance best practices.

In advance of meetings of the Human Resources Committee, members of CSS executive management provide the Human Resources Committee with written materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling. In connection with the preparation of such materials, Messrs. Munyan and Kiesling confer with F.W. Cook, in its capacity as an independent advisor to the Human Resources Committee, and portions of such materials are prepared by, or reflect the advice and input of F.W. Cook, acting in such capacity. The Human Resources Committee determines the matters as to which F.W. Cook prepares materials or provides its advice and input to CSS executive management in connection with the preparation of such materials.

On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are James H. Bromley, James E. Ksansnak, John J. Gavin and Rebecca C. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2012 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

Under our bylaws, our Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of our Board. Our Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, which is held immediately following the Annual Meeting of Stockholders of CSS. In fiscal 2012, our Board determined not to adjust annual fees paid to non-employee directors for service on our Board. In making this determination, our Board considered information from published survey data on fees paid to outside directors by manufacturing and non-financial services companies having annual sales between $100 million and $499 million, as well as recommendations of CSS’ executive officers. See “Director Compensation — Fiscal 2012” for further information concerning the form and amount of director compensation provided by CSS.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

2000 Stock Plan Committee

The members of the Stock Option Committee under the 2000 Stock Plan are determined under the provisions of such plan. The 2000 Stock Plan provides that it is to be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plan.2 Although the 2000 Stock Plan has expired and no further options can be awarded under such plan, stock options previously granted under such plan remain outstanding. The 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committee. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, John J. Gavin, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of 2% of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/web/guest/corporate-governance.

2 The 2006 Stock Plan and the 2011 Stock Plan are administered by the CSS Board of Directors.

Executive Sessions of Non-Management Directors

Rebecca C. Matthias, in her capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Board Leadership Structure

Although our bylaws do not prohibit our chief executive officer from serving as chairman of our board of directors, these two positions are not held by the same individual, and they have not been held by the same individual since 1999, when Mr. Farber retired as our chief executive officer. The Nominating and Governance Committee and our Board believe that this organizational structure is appropriate because Mr. Farber, having previously served as our chief executive officer for approximately twenty years, is uniquely well-qualified to lead our Board and assist its committees in evaluating our performance and the performance of our chief executive officer.

In this regard, our independent directors sometimes invite Mr. Farber to participate in portions of their executive sessions, and our Human Resources and Audit Committees sometimes invite Mr. Farber to participate in portions of their executive sessions, conducted outside the presence of the chief executive officer. These sessions are chaired by Ms. Matthias in her capacity as Chair of the Nominating and Governance Committee, in the case of executive sessions of our independent directors and of the Nominating and Governance Committee, and by the chairmen of the Human Resources and Audit Committees, respectively, in the case of executive sessions of their respective committees. While our independent directors value Mr. Farber’s perspective and insight, these directors (as well as the Audit, Human Resources and Nominating and Governance Committees) also meet on a regular basis without the participation of Mr. Farber, who does not qualify as an independent director under the rules of the NYSE.

Board’s Role in Risk Oversight

Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.

Operationally, the Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.

CSS executive management identifies operational and strategic risks through, among other methods, regular and frequent communication with the senior management of our business units. Our chief executive officer, in his capacity as the business unit president of our Berwick Offray and Paper Magic subsidiaries, routinely discusses operational and strategic risks with the senior management of such companies, and our chief financial officer and general counsel frequently participate in meetings with the senior management of such companies. Our chief executive officer, chief financial officer and general counsel also participate in “operations” meetings held monthly with the senior management team of our C.R. Gibson subsidiary, which meetings typically are held in person either at the offices of C.R. Gibson or at the CSS corporate offices. These meetings are attended by C.R. Gibson’s president, the head of its finance department, and the head of its operations and supply chain department. Other members of C.R. Gibson’s senior management (such as the senior sales and marketing personnel) also may participate in these meetings.

As risks are identified, CSS executive management assesses, or oversees the assessment of, such risks. Following assessment, CSS executive management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for CSS executive management’s reports to the Board and/or Committees of the Board on risks that may affect the business.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes mentioned above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.

We do not have a formal policy with regard to the consideration of diversity in identifying nominees to stand for election to our Board. Our Board selects nominees after considering the recommendations of the Nominating and Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors mentioned above, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.

Under our bylaws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 75th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 80th birthday.

Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. To submit a candidate for consideration in connection with our 2013 Annual Meeting of Stockholders, a stockholder must submit the following information by February 19, 2013: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)

CSS has a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to the chief executive officer and senior financial employees of CSS. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the SEC and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the corporate governance page of our website, www.cssindustries.com/web/guest/corporate-governance.

RELATED PARTY TRANSACTIONS

We do not have a formal policy on related party transactions. However, our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. These codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chair of the Nominating and Governance Committee any situation that may involve a conflict of interest.

Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the Employee Code to our legal department for investigation. Under our Employee Code, our chief executive officer, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.

If a material transaction that may pose a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K.

In December 2011, we entered into a letter agreement with two trusts for the benefit of Mr. Farber’s family members. Mr. Farber’s wife and daughter serve as trustees of such trusts. The letter agreement pertains to a Split Dollar Insurance Agreement and a related Collateral Assignment, each dated February 1, 1999, between CSS and the aforementioned trusts. Under the Split Dollar Insurance Agreement, we assumed an obligation to assist in funding premiums on a life insurance policy on the life of Mr. Farber. The aforementioned trusts are the holders of the underlying life insurance policy. CSS most recently paid premium payments on the policy in January 2003. Under the Split Dollar Insurance Agreement and the related Collateral Assignment, CSS holds a security interest in the underlying insurance policy as collateral security for CSS’ cash investment in such policy. In the December 2011 letter agreement, CSS agreed that it would not sell, directly or indirectly, its interests in the policy and/or the Collateral Assignment without first giving the policyholder trusts the opportunity to purchase such interests from CSS on the terms agreed to between CSS and any prospective purchaser thereof, or, in the case of an indirect sale, at the fair market value of such interests, as determined by a mutually agreed upon independent third party insurance consultant or advisor. The Split Dollar Insurance Agreement was approved by the Human Resources Committee of the Board in January 1999. The December 2011 letter agreement was approved by the Board, with Mr. Farber abstaining from the vote on such matter, in December 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives.”

Fiscal 2012 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for the fiscal year ended March 31, 2012 (sometimes referred to below as “fiscal 2012”) was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or subsidiaries, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership and alignment of executive and stockholder interests. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of the fiscal 2012 compensation that we provided to our named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation
Annual Incentive Compensation	Performance Incentives Competitive Compensation
Stock Options	Stockholder Incentives Performance Incentives Retention Incentives Competitive Compensation
Restricted Stock Units (“RSUs”)	Stockholder Incentives Performance Incentives Retention Incentives Competitive Compensation

Use of Comparative Data

In this section, we describe the comparative data considered by the Human Resources Committee in making compensatory determinations for fiscal 2012. We also discuss how such data was obtained and utilized by the Human Resources Committee in making such determinations.

The Human Resources Committee uses comparative compensation data to assist the Human Resources Committee in addressing its objective to design a compensation program that provides competitive compensation. The Human Resources Committee utilizes its independent executive compensation consultant, F.W. Cook, to obtain, analyze, and advise the Committee with respect to comparative compensation data from a peer group of public companies and from available executive compensation surveys.

In consultation with F.W. Cook, the Committee has determined that comparative data should be obtained, analyzed and considered by the Committee periodically, but not necessarily every year. In this regard, the Committee directly engaged F.W. Cook to perform an executive compensation review (the “Fiscal 2011 Executive

Compensation Review” or “Fiscal 2011 ECR”) that was utilized and considered by the Committee in making compensatory determinations for fiscal 2011. The Fiscal 2011 ECR included an analysis of executive compensation data from the proxy statements of a peer group of public companies comparable to CSS, as well as an analysis of compensation information from a national general industry survey.

The peer group used for the Fiscal 2011 ECR consisted of the following 16 public companies, which were selected based on similarity to CSS in terms of one or more of size, nature of business and location: A.C. Moore Arts & Crafts, Inc.; American Greetings Corporation; Blyth, Inc.; CDI Corp.; Ennis, Inc.; Helen of Troy Limited; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Kid Brands, Inc.; Knoll, Inc.; Lannett Company, Inc.; Libbey Inc.; Lifetime Brands, Inc.; National Presto Industries, Inc.; Neenah Paper, Inc.; and RC2 Corporation. This group was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations.

In the Fiscal 2011 ECR, F.W. Cook compared the total compensation paid to our named executive officers (other than Mr. Farber) to that received by the five most highly compensated executives at each of the peer companies and to comparable executive positions from survey data. The elements of pay included in such analysis were base salary, annual incentives and long-term incentives. Comparisons were based on an executive’s position and on pay rank (i.e., highest paid vs. highest paid, 2nd highest paid vs. 2nd highest paid, etc.). The Human Resources Committee took this comparative data into account and used it as a point of reference in settling salaries for fiscal 2011 and in structuring annual and long term incentives for fiscal 2011.

In making compensatory determinations for fiscal 2012, the Human Resources Committee was cognizant that the comparative data in the Fiscal 2011 ECR had been taken into account by the Committee in designing the Company’s compensation program for fiscal 2011, and the Committee used the CSS fiscal 2011 compensation program as a starting point of reference in making compensatory decisions for fiscal 2012. In addition, the Committee engaged F.W. Cook to advise the Human Resources Committee as to general trends and developments in executive compensation subsequent to the preparation of the Fiscal 2011 ECR and, with respect to long term incentives, to provide the Committee with an updated comparative analysis of share usage, dilution and fair value transfer for the peer group used for the Fiscal 2011 ECR. While F.W. Cook’s trends and developments report did not, and was not intended to, update all of the comparative data in the Fiscal 2011 ECR, such report addressed marketplace trends and developments affecting levels of compensation, compensation structure and mix, and regulatory developments. In making its compensatory decisions for fiscal 2012, the Human Resources Committee considered the generalized “trends and developments” information and F.W. Cook’s updated comparative analysis of peer group share usage, dilution and fair value transfer data.

Base Salaries

In setting base salaries for our executive officers for fiscal 2012, the Human Resources Committee considered, among the other factors mentioned below, the Company’s budget (of approximately 3%) for fiscal 2012 salary increases. In determining that such budget was appropriate, the Human Resources Committee consulted with F.W. Cook and considered information from F.W. Cook as to projected salary increase budgets for U.S. companies for 2011, as well as forecast and actual salary increases for U.S. companies in 2010.

For fiscal 2012, the Human Resources Committee increased Mr. Munyan’s annual base salary by 3% to $556,200. In determining Mr. Munyan’s annual base salary for fiscal 2012, the Human Resources Committee took into account, in addition to the budgetary information discussed above, CSS’ performance during fiscal 2011, Mr. Munyan’s individual performance during such period, his skill set and experience relative to the needs of CSS, his tenure in his current position, and his expected future contributions to CSS. In addition, the Human Resources Committee considered the advice of F.W. Cook, including the information provided by F.W. Cook as part of its trends and developments report described above. The Human Resources Committee did not attribute any particular weight to the various factors that it considered.

In approving annual base salary increases of 4% each for Messrs. Paccapaniccia and Kiesling, the Human Resources Committee considered the same factors as those discussed above with respect to Mr. Munyan. In addition, the Committee considered Mr. Munyan’s evaluation of each executive’s individual performance, and his recommendations as to their respective salary increases. The Human Resources Committee did not attribute any particular weight to individual factors.

In determining annual base salaries for Mr. Quick and Ms. Gilner, the Human Resources Committee considered the same factors as those discussed above with respect to Messrs. Paccapaniccia and Kiesling. In addition, the Committee considered the performance of the business units for which Mr. Quick and Ms. Gilner, respectively, had responsibility as subsidiary presidents in fiscal 2011. Ms. Gilner voluntarily declined to accept a salary increase that had been approved for fiscal 2012. The Human Resources Committee did not attribute any particular weight to the individual factors considered by it.

In determining Mr. Farber’s annual base salary for fiscal 2012, the Human Resources Committee took into account Mr. Farber’s value to CSS in his role as executive chairman, his skill set and experience relative to such position and to the needs of CSS, his tenure with CSS and his expected future contributions to CSS. The Human Resources Committee also considered Mr. Farber’s view that his salary not be increased. The Human Resources Committee did not attribute any particular weight to these factors.

Annual Incentive Compensation

Fiscal 2012 MIP Design

We provide annual incentive compensation opportunities under our MIP. We set target award levels for our executive officers based on a percentage of their respective salaries. Maximum award levels are equal to 200% of each executive’s target award level. For the fiscal year ended March 31, 2012, the applicable target award level percentages, and the target and maximum award levels in dollars, were as follows (Mr. Farber does not appear in the tables below because he does not participate in the MIP):

Executive	Target as % of base salary	Target ($)	Maximum ($)
Munyan	100%	556,200	1,112,400
Paccapaniccia	80%	266,240	532,480
Kiesling	80%	260,017	520,034
Quick	80%	252,096	504,192
Gilner	80%	260,000	520,000

We set target award levels for fiscal 2012 using the same percentages that were used in fiscal 2011 and in prior periods. These target award percentages are designed to make a meaningful amount of an executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives. In retaining the same target percentages that we have used in the past, we considered advice from F.W. Cook indicating that these percentages result in target award levels that were competitive in relation to the peer group and the pertinent survey data reflected in the Fiscal 2011 ECR and which continued to be competitive in fiscal 2012 based on F.W. Cook’s observations of trends and developments affecting executive compensation.

For fiscal 2012, payouts under each award were dependent on the outcome of either two or three performance components. The components of each award and the portion of the amounts in the table above that may be paid under each component were as follows:

Executive	CSS Performance	Business Unit Performance	Discretionary
Munyan	80%	—	20%
Paccapaniccia	80%	—	20%
Kiesling	80%	—	20%
Quick	30%	50%	20%
Gilner	30%	50%	20%

The sole metric for determining whether, and the extent to which, the CSS performance component is paid is diluted earnings per share (“EPS”) for CSS. No amounts are paid under the CSS performance component unless CSS achieves EPS in excess of a minimum “threshold” level determined by the Human Resources Committee. If the minimum EPS threshold level is exceeded, the payout under the CSS performance component depends on the extent to which actual EPS exceeds the minimum level. The Human Resources Committee also established “target” and “maximum” EPS levels that must be reached in order for the CSS performance component to be paid at the target and maximum levels, respectively.

For fiscal 2012, the Human Resources Committee set the minimum level of EPS needed for payouts under the CSS performance component at $1.48 per share. At an EPS level of $1.48 per share, payouts would be equal to approximately 2.94% of the CSS component of each executive’s target award amount. At higher EPS levels, each executive’s payout under the CSS component would be higher, and the magnitude of the increase would be determined by the extent to which the achieved level of EPS exceeded the minimum level. If the target EPS level of $2.12 per share was attained, then payouts would be equal to 100% of the CSS component of each executive’s target award amount. If the achieved level of EPS exceeded the target level, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s CSS component, which amount would be payable if EPS was equal to or in excess of $2.68 per share.

The sole metric for determining whether, and the extent to which, the business unit performance component is paid is, in the case of Mr. Quick, operating income for Paper Magic and, in the case of Ms. Gilner, operating income for C.R. Gibson. No amounts are paid under these components unless the applicable business unit achieves operating income in excess of a minimum “threshold” level determined by the Human Resources Committee. If the minimum operating income threshold is exceeded, the amount paid under the business unit performance component will depend on the extent to which actual operating income exceeds the minimum level. The Human Resources Committee also established “target” and “maximum” operating income levels that must be reached in order for the business unit performance component to be paid at the target and maximum levels, respectively.

With regard to the discretionary component, payouts (if any) are determined in the sole discretion of the Human Resources Committee. Additionally, the Human Resources Committee retains discretion to reduce or eliminate any payout under the other components of a MIP award based on individual performance or any other factors that the Human Resources Committee deems appropriate. In addition, payouts under the MIP are contingent on the executive being employed by us at the time that the payout is made.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. We selected business unit operating income as a performance measure for Mr. Quick and Ms. Gilner because it provides a reliable overall measure of the performance of the operations that they each supervise as subsidiary presidents. At the time that we set the minimum and target levels for EPS and operating income, we believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. We also believed that actual achievement of the minimum and target levels for both EPS and operating income was substantially uncertain.

MIP awards have a discretionary component to assist the Human Resources Committee in meeting its objective to design the Company’s compensation program such that it provides appropriate performance incentives. The discretionary component provides the Human Resources Committee with flexibility to reward strong individual management performance when deemed appropriate by the Human Resources Committee.

Payouts under the MIP for Fiscal 2012

The table below summarizes all payouts under the MIP for fiscal 2012, including the components thereof:

Executive	CSS Performance(1) ($)	Business Unit Performance ($)	Discretionary(2) ($)	Total Payout ($)
Munyan	222,480	n/a	96,223	318,703
Paccapaniccia	106,496	n/a	46,060	152,556
Kiesling	104,007	n/a	44,983	148,990
Quick	—	—	—	—
Gilner	39,000	—	13,000	52,000

(1)	The amounts in the “CSS Performance” column appear in the Summary Compensation Table under “Non-equity Incentive Plan Compensation.”

(2)	The amounts in the “Discretionary” column appear in the Summary Compensation Table under “Bonus.”

For fiscal 2012, payouts under the CSS performance component were determined based on adjusted EPS of $1.64 per share, which was determined by adjusting reported EPS of $1.61 per share by $0.03 per share, which is equal to 50% of the Company’s fiscal 2012 loss from discontinued operations. Adjusted EPS of $1.64 per share corresponded to a payout level equal to 50% of each executive’s target award amount under the CSS component. The fiscal 2012 loss from discontinued operations related to the Company’s former gift wrap manufacturing facility in Memphis, TN, which was closed during fiscal 2012, and the Company’s former Christmas gift wrap business, which was sold during fiscal 2012. The Human Resources Committee determined to adjust for a portion of the loss from discontinued operations because it believes that the closure and divestiture giving rise to such loss were in the best interest of CSS and its stockholders, and based on management’s performance in executing such closure and divestiture during fiscal 2012.

There were no payouts to our named executives under the business unit component of the MIP for fiscal 2012 because the required minimum level of operating income was not achieved by Paper Magic Group or C.R. Gibson. Messrs. Munyan, Paccapaniccia and Kiesling were not eligible for any payout under the business unit component.

In approving payouts under the discretionary component with regard to executives other than Mr. Munyan, the Human Resources Committee considered the recommendations of Mr. Munyan, including his evaluation of each executive’s individual performance during fiscal 2012. Mr. Munyan did not provide a recommendation as to his own payout under the discretionary component. In approving a payout to Mr. Munyan of $96,223 under the discretionary component, equating to approximately 86.5% of Mr. Munyan’s target discretionary component amount, the Human Resources Committee considered the overall performance of the Company in fiscal 2012 as well as the favorable operating results of the Company’s Berwick Offray business under Mr. Munyan’s direct leadership as President of such business during fiscal 2012. The Committee also took into consideration Mr. Munyan’s leadership and execution with respect to the closure of the Company’s Cleo gift wrap manufacturing facility in Memphis, Tennessee, and the sale of the Cleo Christmas gift wrap business.

Long-Term Incentives — Equity Compensation

We utilize equity compensation as our principal form of long-term compensation. For fiscal 2012, we granted equity compensation awards to our named executives (other than Mr. Farber) in the form of performance-vested RSUs and performance-vested stock options.

The RSUs and stock options granted to our named executives in fiscal 2012 will not vest unless a performance objective is satisfied between the grant date and the fourth anniversary of such date (the “Performance Period”). To satisfy the performance objective, CSS must attain total shareholder return (“TSR”) of at least 25% during the Performance Period. TSR is measured by stock price performance and dividend accumulation and reinvestment. Satisfaction of the performance objective will be determined by comparing: (a) the average closing price for a share of CSS common stock (as adjusted to reflect reinvestment of dividends paid during the Performance Period) over a period of 30 consecutive trading days during the Performance Period, to (b) $18.25 per share, the closing price per share on May 26, 2011 (the last trading day prior to the grant date).

If such performance objective is not satisfied by the fourth anniversary of the grant date, then the RSUs and stock options will not vest, and the same will expire on the fourth anniversary of the grant date. Otherwise, vesting will depend on the period in which the performance objective shall have been satisfied, as follows:

Period in Which Performance Objective is Satisfied	Vesting Schedule for Stock Options	Vesting Schedule for RSUs
During the 1st year following the grant date	25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
During the 2nd year following the grant date	50% on the 2nd anniversary of the grant date, and 25% on each of the 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
During the 3rd year following the grant date	75% on the 3rd anniversary of the grant date, and 25% on the 4th anniversary of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
During the 4th year following the grant date	100% on the 4th anniversary of the grant date	100% on the 4th anniversary of the grant date

A service-based vesting condition is also applicable to the foregoing RSUs and stock options. In order for the service-based vesting condition to be satisfied, the executive must remain in the employment of CSS or a CSS subsidiary on the applicable vesting date. Stock options become exercisable from and after the date on which the same vest. RSUs, to the extent that the same shall have vested, will be redeemed automatically for shares of CSS common stock on the fourth anniversary of the grant date.

We grant stock options as part of our long-term incentives because stock options provide a strong incentive to increase stockholder value, given that value realization will depend upon the extent to which the market price of our common stock increases following the grant date. We grant RSUs in part to address our compensation objectives to provide retention incentives and stockholder incentives.

Prior to fiscal 2012, we granted time-vested RSUs and stock options to our senior executives. As discussed above, the RSUs and stock options granted to our named executives in fiscal 2012 are subject to performance-based vesting conditions. We added performance conditions to our fiscal 2012 grants to further align the interests of management with those of our stockholders by requiring stockholder value to be enhanced to a certain minimum extent as a pre-condition of management’s ability to realize value from such grants. We chose TSR as the performance metric because we believe it is a reliable indicator of management’s effectiveness at enhancing stockholder value over time. At the time that we set the performance objective requiring TSR of not less than 25%, we believed that achievement of such objective was substantially uncertain. In structuring and implementing the aforementioned performance-vesting conditions, the Human Resources Committee considered the advice and recommendations of F.W. Cook.

To determine the number of stock options and RSUs granted to each of our named executives for fiscal 2012, we used our annual equity grants for fiscal 2011 as a starting point of reference. We noted that the annual equity grants for fiscal 2011, inclusive of equity grants to grantees who are not named executives, had an aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of $1,975,839. Using that amount as a starting point of reference, the Human Resources Committee, in consultation with F.W. Cook, formulated certain alternative grant scenarios for fiscal 2012, each of which was modelled by management working with F.W. Cook based on the Human Resources Committee’s instructions. After considering such scenarios, as well as F.W. Cook’s updated comparative analysis of peer group share usage, dilution and fair value transfer data, the Human Resources Committee, in consultation with F.W. Cook, determined to proceed with a scenario that awarded the same aggregate number of RSUs and stock options as had been awarded in fiscal 2011.

The fiscal 2012 annual equity grants were approved by the Human Resources Committee on May 27, 2011. Pursuant to applicable provisions of the 2004 Stock Plan, the exercise price for options granted that day was equal to the closing market price per share on the immediately preceding trading day, May 26, 2011, which was $18.23 per share. The grant date fair value of these equity grants was $16.25 per share for RSUs and $6.88 per share for stock options. On a combined basis, these RSU and stock option grants had aggregate grant date fair value of $1,912,093.

In determining the number of RSUs and stock options granted to our named executives for fiscal 2012, we considered their grant levels in the preceding year; their performance; their expected future contributions; our compensation objectives to provide appropriate performance, retention and stockholder incentives; and the advice and recommendations of F.W. Cook. In the case of Mr. Munyan, we also considered the performance of CSS in fiscal 2011. Likewise, in the case of Ms. Gilner and Mr. Quick, we considered the fiscal 2011 performance of the respective business units for which they were responsible as subsidiary presidents. Furthermore, in the case of executives other than Mr. Munyan, we considered Mr. Munyan’s recommendations. Mr. Munyan did not recommend a grant level with regard to himself. We did not attribute any particular weight to the various factors considered.

Although we did not use a rigid formula to allocate individual awards between stock options and RSUs, allocations to our named executives fell within a range of 43-46% for stock options and 54-57% for RSUs, in each case determined based on the aggregate grant date fair value of the stock options and RSUs, respectively, granted to each named executive.

Pay for Performance

We design our compensation programs to make a meaningful amount of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on the achievement of performance objectives. In fiscal 2012, all RSUs and stock options granted to our named executives were subject to performance-based vesting conditions. Likewise, each named executive’s incentive bonus opportunity under the MIP was conditioned upon the achievement of performance objectives. Consequently, as shown in the table below, approximately 66% of Mr. Munyan’s target total direct compensation for fiscal 2012 was conditioned upon the achievement of performance objectives. The rates for other named executives ranged from approximately 54% to 60%. Mr. Farber does not appear in the table because he does not participate in the MIP, and he does not receive equity compensation awards.

Fiscal 2012 — Portion of Target Total Direct Compensation Subject to Performance Objectives

Executive	Salary ($)	Incentive Bonus Opportunity under MIP at Target Level ($)	Stock Awards ($)	Option Awards ($)	Target Total Direct Compensation ($)	Target Total Direct Compensation subject to Performance Objectives ($)	Target Total Direct Compensation subject to Performance Objectives (%)
Munyan	556,200	556,200	292,500	247,799	1,652,699	1,096,499	66.3%
Paccapaniccia	332,800	266,240	138,125	103,250	840,415	507,615	60.4%
Kiesling	325,021	260,017	138,125	103,250	826,412	501,391	60.7%
Quick	315,120	252,096	65,000	55,066	687,282	372,162	54.1%
Gilner	325,000	260,000	65,000	55,066	705,066	380,066	53.9%

In the tables that follow, we compare the target total direct compensation that was available to be awarded to our chief executive officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or which may be considered realized (based on the methodology described below) as of March 31, 2012 (Table 2).

Table 1 below presents our chief executive officer’s salary, incentive bonus opportunity at the target level, stock awards, and option awards for each of the last three fiscal years. In Table 1, the stock award and option award amounts reflect the grant date fair value of each such award, the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.

Table 1 — Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Incentive Bonus Opportunity at Target Level ($)	Stock Awards ($)	Option Awards ($)	Target Total Direct Compensation
2012	556,200	556,200	292,500	247,799	1,652,699
2011	540,000	540,000	305,460	279,600	1,665,060
2010	525,000	525,000	220,023	187,950	1,457,973

3-Year Totals	1,621,200	1,621,200	817,983	715,349	4,775,732

Table 2 below illustrates how the Company’s performance has affected payouts and realization of the target total direct compensation that was available to our chief executive officer:

Table 2 — Total Direct Compensation that may be Considered Realized at 3/31/2012 as a Percentage of Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Bonus Payout ($)	Value of Stock Awards at 3/31/2012 ($)	Intrinsic Value of Option Awards at 3/31/2012 ($)	Total Direct Compensation at 3/31/2012 ($)	Total Direct Compensation as of 3/31/2012 as a Percentage of Target Total Direct Compensation (%)
2012	556,200	318,703	—	—	874,903	53%
2011	540,000	137,760	329,040	7,200	1,014,000	61%
2010	525,000	—	246,123	—	771,123	53%

3-Year Totals	1,621,200	456,463	575,163	7,200	2,660,026

Percent of corresponding amount in Table 1	100%	28%	70%	1%	56%

In Table 2 above:

•

The “bonus payout” column shows the portion of the target-level incentive bonuses in Table 1 that was actually paid to our chief executive officer for each of the last three fiscal years. Due to the level of achievement in comparison to the performance objectives that were part of our annual incentive compensation program, payouts to our chief executive officer over the past three fiscal years have amounted to approximately 28% of the aggregate target incentive compensation for such period.

•

Stock awards and option awards for fiscal 2012 are valued at zero because such awards are subject to performance objectives that were not satisfied at March 31, 2012. There have been no payouts under such awards, and future value realization is contingent upon the achievement of such performance objections.

•

Stock awards for fiscal 2011 and 2010 are valued based on the closing market price per share of CSS common stock on March 30, 2012 of $19.46 per share, less the present value of anticipated regular quarterly dividend payments between March 31, 2012 and the applicable vesting dates. These stock awards consist entirely of time-vested RSUs subject to service-based vesting conditions not satisfied as of March 31, 2012. We do not pay or accrue dividends or dividend equivalents with respect to RSUs that have not vested.

•

The option award for fiscal 2010 is valued at zero because the exercise price is greater than the closing market price for a share of CSS common stock of $19.46 on March 30, 2012. While our chief executive officer may realize value on such option award in the future, the value realized, if any, will depend on the extent to which there is appreciation in the market price of our common stock.

•

The option award for fiscal 2011 is valued at the difference between the closing market price for a share of CSS common stock on March 30, 2012 of $19.46 and the exercise price of $19.28 per share. The value in the table includes all options covered by such award, including those that were not exercisable as of March 31, 2012. This option award is subject to service-based vesting conditions which, as of March 31, 2012, were satisfied as to only 25% of the shares underlying the award.

The foregoing tables illustrate that our annual and long-term incentive programs over the past three fiscal years have been designed to make a meaningful amount of our chief executive officer’s target total direct compensation dependent on the achievement of performance objectives and have resulted in actual compensation less than the target amount.

Fiscal 2013 Equity Compensation Grants

On May 21, 2012, the Human Resources Committee of our Board granted performance-vested stock options and performance-vested RSUs to certain of our named executive officers as follows:

Executive	Shares Underlying Stock Option Grants (#)	Shares Underlying RSU Grants (#)
Christopher J. Munyan	38,200	16,100
Vincent A. Paccapaniccia	17,250	7,100
William G. Kiesling	17,250	7,100
Laurie F. Gilner	8,500	3,500

The foregoing grants were made under our 2004 Stock Plan. The stock options have an exercise price of $18.48 per share and a seven-year term. Vesting of the RSUs and exercisability of the stock options are contingent upon satisfaction of performance- and service-based objectives identical to those applicable to the fiscal 2012 annual equity grants (as described on pages 23-24), except that (i) the required level of TSR is 30% (which is more stringent than 25% TSR requirement applicable to the fiscal 2012 equity grants) and (ii) satisfaction of the TSR performance objective will be determined by comparing (a) the average closing price for a share of the Company’s common stock (as adjusted to reflect reinvestment of dividends) over a period of 60 consecutive trading days (which is more stringent than the 30 consecutive trading days requirement applicable to the fiscal 2012 equity grants) during the four-year performance period to (b) $18.48 per share, the closing price per share on May 18, 2012 (the last trading day prior to the grant date). In order to further align the interests of our named executives with those of our stockholders, the Human Resources Committee designed the performance objectives for the fiscal 2013 equity grants to be more stringent than those applicable to the fiscal 2012 equity grants.

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile (or a car allowance) and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100.00 per month. During fiscal 2012, we also paid the premiums for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan and Kiesling. Finally, we pay the cost for Mr. Munyan’s membership in a professional association. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Option Grant Practices

The Human Resources Committee considers stock option grant recommendations on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

The Human Resources Committee adopted an equity ownership policy in June 2003, and such policy was most recently amended in June 2008. As amended, it provides that if an executive officer acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary, as provided below:

Executive[3]	Multiple
Munyan	2.0x
Paccapaniccia	1.5x
Kiesling	1.5x
Quick	1.5x
Gilner	1.5x

For purposes of determining a named executive’s required level of ownership under the policy, such officer’s salary is deemed to be his or her annual base salary as of the later of: (i) the date that such officer first accepts an equity compensation grant approved by the Human Resources Committee on or after June 3, 2008, or (ii) the reset date described in the next sentence. On April 1, 2011, and every three years thereafter, an executive’s annual salary for purposes of the policy is deemed to be reset to reflect the executive’s then-current base salary as of such date. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive will be valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.

Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•

as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•

as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting.

Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.

Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of stock options or other equity compensation for a period of two years after the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later.

Each of our named executive officers has been in compliance with the policy, as amended from time to time, since its inception in June 2003 or, if later, since the commencement of the executive’s employment with us.

3 Mr. Farber is not listed because he does not receive stock options or other forms of equity compensation.

Ongoing And Post-Employment Compensation

We have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements

Our Severance Pay Plan for Senior Management (the “SPP”) was adopted by the Human Resources Committee in October 2006. The purpose of the SPP is to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In addition, the SPP is designed to provide consistent, uniform severance practices to be used for eligible participants throughout our organization. The SPP applies to all of our named executive officers other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium deductions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium contributions) for one year. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Munyan, Paccapaniccia, Quick and Ms. Gilner because they each have individual severance arrangements providing benefits in excess of those available under the SPP. Upon termination without cause, the benefits provided under these individual severance arrangements would consist of salary continuation benefits for a defined period of time following termination; although payments due more than one year after termination would be reduced by any compensation the executive receives for his or her services following the one-year anniversary of such termination. In addition, Mr. Munyan would receive certain medical benefits for up to 18 months and limited outplacement services. The period of time during which the foregoing benefits would be available (measured from the date of employment termination) is as follows:

•	Mr. Munyan — eighteen months or until June 30, 2014, whichever is later;

•	Mr. Paccapaniccia — eighteen months; and

•	Ms. Gilner — twelve months or until September 6, 2013, whichever is later.

All of the termination payments described above are contingent upon our receipt of a release of claims from the executive.

For further information, see the discussion of the SPP and of our individual severance arrangements with Messrs. Munyan, Paccapaniccia and Ms. Gilner under “Potential Payments Upon Termination or Change of Control.”

In connection with Mr. Quick’s separation from employment with Paper Magic effective March 26, 2012, Mr. Quick and Paper Magic entered into a separation agreement under which Paper Magic provides a severance benefit, medical benefits and outplacement services to Mr. Quick, as more fully described on page 42. Since the benefits provided under such separation agreement exceed the benefits available under the SPP, Mr. Quick is not eligible for benefits under the SPP.

Change of Control Severance Pay Plan for Executive Management

On May 27, 2009, the Human Resources Committee adopted the CSS Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, six members of CSS’ senior management, including all named executive officers (other than Mr. Farber), are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason.” The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.

An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment termination date, unless delay is required to avoid adverse consequences under Section 409A of the Code. Reimbursements related to medical insurance premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.

An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.

401(k) and Profit Sharing Plan

The CSS Industries, Inc. Office and Management Employees 401(k) Plan (“CSS 401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray, C.R. Gibson and Paper Magic, each of which is a participating employer in the plan. Upon completion of a service-based eligibility requirement, all of our named executives qualify to participate in the CSS 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Internal Revenue Code of 1986, as amended (the “Code”), up to a maximum of 50% of his or her cash compensation on a pre-tax basis. The Code generally limits employee pre-tax contributions to $16,500 for 2011 and $17,000 for 2012. During fiscal 2012 and thereafter through the last pay period in April 2012, we provided a matching contribution equal to 50% of the first 2% of the cash compensation that an employee contributes in any year. Effective with the first pay period in May 2012, we increased the matching contribution. Since such date, we have provided a matching contribution equal to 50% of the first 4% of the cash compensation that an employee contributes in a year.

In addition, the plan provides a profit-sharing feature under which each employer participating in the CSS 401(k) Plan may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit was $245,000 for 2011 and is $250,000 for 2012.

The timing and amount of any profit sharing contributions under the CSS 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan

Committee is comprised of certain senior members of CSS management, including Messrs. Kiesling and Paccapaniccia. As a matter of practice, the Plan Committee will not approve profit sharing contributions except with the prior approval of the Human Resources Committee. We did not make any profit sharing contributions under the CSS 401(k) Plan during our fiscal year ended March 31, 2012.

Under the CSS 401(k) Plan, matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Nonqualified Supplemental Executive Retirement Plan

CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the CSS 401(k) Plan, because it exceeds the Contribution Limit imposed under the Code. The Contribution Limit was $245,000 for 2011 and is $250,000 for 2012.

Under the SERP, if we make a profit sharing contribution under our CSS 401(k) Plan, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a formulaically-determined percentage of the amount by which the executive’s compensation exceeds the Contribution Limit. The formula yields a percentage amount equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans. In addition, the Human Resources Committee has the discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines.

Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in the CSS 401(k) Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

No contributions were provided under the SERP in fiscal 2012. For additional information, see “Nonqualified Supplemental Executive Retirement Plan” on page 46 and the discussion under “Nonqualified Deferred Compensation — fiscal 2012.”

Tax Considerations

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m).

Our 2004 Stock Plan was designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, our 2004 Stock Plan provides the Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing the Human Resources Committee with the flexibility to grant incentive awards under that program that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.

We believe that all compensation paid to our executives during the fiscal year ended March 31, 2012 was deductible. However, it is possible that some portion of compensation paid in future years will be non-deductible. All outstanding time-vested RSUs granted to our named executive officers under our 2004 Stock Plan do not qualify for deductibility under Section 162(m), meaning that the value of any shares of CSS common stock delivered to a named executive officer would not be deductible for tax purposes to the extent that the value of such shares, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year. The fiscal 2012 incentive compensation awards to our named executives under our MIP do not qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Consequently, payouts under such awards will not be deductible for tax purposes to the extent that such payouts, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year.

While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Role of Executive Officers in Determining Executive

Compensation For Named Executive Officers

With respect to our fiscal year ended March 31, 2012, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

Say-on-Pay

At our Annual Meeting of Stockholders held on August 2, 2011, our stockholders voted to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2011. The results of the vote were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
6,608,862	2,046,683	8,521	439,885

The Human Resources Committee believes that these results reflect that the holders of a significant majority of our common stock concur with the Company’s compensation objectives and its fiscal 2011 compensatory practices.

Prior to the date of the aforementioned say-on-pay vote, the Human Resources Committee structured all fiscal 2012 stock options and RSUs granted to our named executive officers to be subject to performance-based vesting criteria, with TSR as the governing performance metric. The Company’s equity compensation grants for the preceding year, fiscal 2011, were subject only to service-based vesting conditions. The Human Resources Committee made the foregoing change in fiscal 2012 to further align the interests of our named executives with those of our stockholders.

Taking the results of the say-on-pay vote into consideration, the Human Resources Committee determined to continue in fiscal 2013 the practice of including performance vesting conditions in all stock options and RSUs granted to our named executives. Additionally, as discussed on page 27, the Committee designed the performance objectives for the fiscal 2013 equity grants to be more stringent than those applicable to the fiscal 2012 equity grants. The Human Resources Committee also considered the results of the say-on-pay vote in determining not to make significant changes to other aspects of the Company’s compensatory practices.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE,

James H. Bromley, Chairman

John J. Gavin

James E. Ksansnak

Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2012

The following table provides information about the fiscal 2012 compensation of our chief executive officer, our chief financial officer, and our three other most highly compensated employees serving as executive officers as of the end of fiscal 2012. This table also includes compensation information for the two immediately preceding fiscal years, except with respect to: Mr. Farber, who was not one of our three other most highly compensated executive officers in fiscal 2011 or fiscal 2010; and Ms. Gilner, who was not an employee during fiscal 2010. This table also provides compensation information for Paul Quick, the former president of our Paper Magic Group, Inc. business. Mr. Quick ceased serving in such capacity and as one of our executive officers effective March 26, 2012.

Name and Principal Position	Year(1)	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Christopher J. Munyan	2012	556,200	96,223	292,500	247,799	222,480	6,759	29,459	1,451,419
President and Chief Executive Officer	2011	540,000	137,760	305,460	279,600	—	22,329	38,423	1,323,572
	2010	525,000	—	220,023	187,950	—	45,233	34,188	1,012,394
Vincent A. Paccapaniccia	2012	332,800	46,060	138,125	103,250	106,496	—	20,442	747,172
Vice President — Finance and Chief Financial Officer(8)	2011 2010	320,000 1,231	91,864 —	167,700 —	69,900 —	— —	— —	15,017 —	664,481 1,231
William G. Kiesling	2012	325,021	44,983	138,125	103,250	104,007	839	25,970	742,194
Vice President — Legal and Human Resources and General Counsel	2011 2010	312,520 300,500	86,002 30,000	144,245 110,012	125,820 93,975	— —	1,727 3,418	20,470 23,884	690,784 561,789
Paul Quick	2012	315,120	—	65,000	55,066	—	—	442,751	877,937
Former President of Paper Magic Group, Inc.	2011	312,000	13,478	118,790	97,860	—	—	17,587	559,715
	2010	300,000	—	58,673	53,700	160,000	—	190,324	762,696
Laurie F. Gilner	2012	325,000	13,000	65,000	55,066	39,000	—	104,637	601,703
President of C.R. Gibson, LLC(9)	2011	183,750	50,000	110,325	45,675	—	—	30,430	420,180
Jack Farber	2012	400,000	—	—	—	—	11,281	17,710	428,991
Chairman

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	Reflects payouts under the discretionary component of our MIP. For further information, see “Payouts under the MIP for Fiscal 2012” on page 22.

(3)	Reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for grants made in fiscal 2012, 2011 and 2010, respectively, are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2012. The awards for fiscal 2012 are subject to performance conditions as described under “Long-Term Incentives-Equity Compensation” on page 23. For information on the number of shares underlying fiscal 2012 grants, see the table and accompanying notes and narrative discussion under “Grants of Plan-Based Awards — Fiscal 2012.”

(4)	Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2012, 2011 and 2010, respectively, are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2012. The awards for fiscal 2012 are subject to performance conditions as described under “Long-Term Incentives-Equity Compensation” on page 23. For information regarding the number of shares underlying fiscal 2012 stock option grants and exercise prices, see the table and accompanying notes and narrative discussion under “Grants of Plan-Based Awards — Fiscal 2012.”

(5)	Reflects payouts under our MIP for the relevant fiscal year based on the achievement of applicable performance criteria. For further information, see “Payouts under the MIP for Fiscal 2012” on page 22.

(6)	Reflects all aggregate earnings on the executive’s supplemental executive retirement plan (“SERP”) account. See “Nonqualified Deferred Compensation — Fiscal 2012” for further information.

(7)	Amounts included under “All Other Compensation” are identified by type in the table that follows. A symbol or amount under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof. Where an amount appears, it reflects the aggregate incremental cost (in U.S. dollars) to us of providing the corresponding item to the executive.

Type	Munyan	Paccapaniccia	Kiesling	Quick	Gilner	Farber
Matching contributions under tax qualified 401(k) and profit sharing plans	—	—	—	—	—	—
Personal use of company car or car allowance	▲	—	▲	▲	▲	▲
Reimbursement of medical and prescription costs not covered by insurance	—	—	—			—
Company-paid parking fees	—	—	—
Supplemental life insurance policy premiums	—		—
Professional association dues	—
Health club dues	—	—	—
Relocation benefits and reimbursements for certain housing costs					66,138
Tax reimbursements on relocation benefits					24,049
Severance payments accrued ¾				393,900
Post-employment medical benefits ¾				20,145
Estimated tax reimbursements on post-employment medical benefits ¾				9,480
Outplacement services ¾				—

—	Denotes an item provided at an aggregate incremental cost to us of less than $10,000.

▲	Denotes an item provided at an aggregate incremental cost to us of less than $25,000.

¾	Denotes amounts due to Mr. Quick, or due to be paid for his benefit, under the separation agreement entered into by Paper Magic Group, Inc. and Mr. Quick in connection with his separation from employment with Paper Magic Group, Inc. effective March 26, 2012. See page 42 for further information concerning such separation agreement.

(8)	Mr. Paccapaniccia commenced employment as our Vice President-Finance and Chief Financial Officer on March 31, 2010, the last day of our 2010 fiscal year.

(9)	Ms. Gilner commenced employment as President of our C.R. Gibson, LLC business on September 2, 2010.

Employment Agreements

Christopher J. Munyan.    CSS and Mr. Munyan are parties to an employment agreement dated May 12, 2006, and amendments to that agreement dated September 5, 2008 and December 29, 2008. As amended, this agreement provides for: (i) an employment term as president and chief executive officer of CSS that presently extends until June 30, 2014; (ii) automatic renewal of such employment term for a three-year term effective July 1 of each year, unless either CSS or Mr. Munyan elects to prevent such renewal by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year; and (iii) severance payments and medical benefits to be provided to Mr. Munyan under certain conditions. For information on the amount and timing of the severance payments and medical benefits available to Mr. Munyan, see the discussion under “Severance Agreements” beginning on page 41. By operation of the automatic renewal provision described above, on July 1, 2012 the term of this agreement will automatically be extended until June 30, 2015. The Human Resources Committee determines the amount of Mr. Munyan’s annual base salary, his available award amount under our MIP and the form and amount of his long-term incentive compensation grants.

Vincent A. Paccapaniccia.    CSS and Mr. Paccapaniccia are parties to an employment agreement dated March 25, 2010. This agreement provides for: (i) an employment term that extends until March 31, 2013; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Mr. Paccapaniccia’s then-current annual base salary. The agreement provides for severance payments and medical benefits to be provided to Mr. Paccapaniccia under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 41. The Human Resources Committee determines the amount of Mr. Paccapaniccia’s annual base salary and the form and amount of his long-term incentive compensation grants.

Laurie F. Gilner.    C.R. Gibson and Ms. Gilner are parties to an employment agreement dated July 26, 2010, and amendments to that agreement dated August 31, 2010, February 8, 2011 and May 22, 2012. As amended, this agreement provides for: (i) an employment term that extends until September 6, 2015; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Ms. Gilner’s then-current annual base salary; (iii) relocation benefits of up to $150,000, inclusive of tax reimbursements, subject to our relocation policy; and (iv) reimbursement for certain housing expenses of up to $54,000 in the aggregate. The agreement provides for severance payments to be provided to Ms. Gilner under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 41. The Human Resources Committee determines the amount of Ms. Gilner’s annual base salary and the form and amount of her long-term incentive compensation grants.

Grants of Plan-Based Awards — Fiscal 2012

The following table provides information regarding plan-based awards granted in fiscal 2012 to the executives named in the Summary Compensation Table. Mr. Farber is not listed because he does not participate in our equity compensation plans.

Name	Grant Date	Estimated possible payouts under non-equity incentive plan awards(1)		Estimated future payouts under equity incentive plan awards(2)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Target ($)	Max. ($)	Target (#)
Christopher J. Munyan	— 5/27/11 5/27/11	556,200 — —	1,112,400 — —	— 18,000 36,000	— — 18.25	— 292,500 247,799
Vincent A. Paccapaniccia	— 5/27/11 5/27/11	266,240 — —	532,480 — —	— 8,500 15,000	— — 18.25	— 138,125 103,250
William G. Kiesling	— 5/27/11 5/27/11	260,017 — —	520,034 — —	— 8,500 15,000	— — 18.25	— 138,125 103,250
Paul Quick	— 5/27/11 5/27/11	252,096 — —	504,192 — —	— 4,000 8,000	— — 18.25	— 65,000 55,066
Laurie F. Gilner	— 5/27/11 5/27/11	260,000 — —	520,000 — —	— 4,000 8,000	— — 18.25	— 65,000 55,066

(1)	These columns reflect the target and maximum payouts for grants made under our MIP for fiscal 2012. Payout information appears in the Summary Compensation Table. For information on the performance criteria for these awards and the determination of payouts, see the discussion under “Annual Incentive Compensation” beginning on page 21.

(2)	Reflects performance-based RSUs and performance-based stock options granted in fiscal 2012. Each RSU constitutes a phantom right that will be redeemed for one share of CSS common stock on the fourth anniversary of the grant date, contingent upon the satisfaction of applicable performance- and service-based objectives. Likewise, for the stock options, vesting and exercisability are contingent upon the satisfaction of the performance- and service-based objectives. The stock options have a seven-year term. Applicable performance and service conditions are described below under “Long-Term Incentives-Equity Compensation” on page 23.

(3)	Reflects the exercise price for performance-vested stock option grants under our 2004 Stock Plan. The exercise price is equal to the closing market price on the trading day immediately preceding the grant date, as provided in our 2004 Stock Plan.

(4)	Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 7 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Equity Awards for Fiscal 2013

On May 21, 2012, the Human Resources Committee of our Board granted performance-vested stock options and performance-vested RSUs to our named executive officers, as described under “Fiscal 2013 Equity Compensation Grants” on page 27 of this proxy statement.

Outstanding Equity Awards at Fiscal Year End — March 31, 2012

The table below provides information regarding unexercised options and stock awards that have not vested held as of March 31, 2012 by the executive officers named in the Summary Compensation Table. Mr. Farber is not listed because he does not hold any such awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Munyan	25,000	—	—	35.23	5/25/2012	—	—	—	—
	2,625	—	—	23.83	4/24/2013	—	—	—	—
	10,500	3,500	—	27.57	6/3/2015	—	—	—	—
	12,180	12,180	—	20.68	5/27/2016	—	—	—	—
	10,000	30,000	—	19.28	5/25/2017	—	—	—	—
	—	—	36,000	18.25	5/27/2018	—	—	—	—
	—	—	—	—	—	31,050	604,233	18,000	350,280

Paccapaniccia	2,500	7,500	—	19.28	5/25/2017	—	—	—	—
	—	—	15,000	18.25	5/27/2018	—	—	—	—
	—	—	—	—	—	10,000	194,600	8,500	165,410

Kiesling	14,000	—	—	35.23	5/25/2012	—	—	—	—
	5,250	1,750	—	27.57	6/3/2015	—	—	—	—
	6,090	6,090	—	20.68	5/27/2016	—	—	—	—
	4,500	13,500	—	19.28	5/25/2017	—	—	—	—
	—	—	15,000	18.25	5/27/2018	—	—	—	—
	—	—	—	—	—	15,025	292,387	8,500	165,410

Quick	7,500	—	—	16.62	6/24/2012	—	—	—	—
	3,480	—	—	20.68	6/24/2012	—	—	—	—
	3,500	—	—	19.28	6/24/2012	—	—	—	—

Gilner	1,875	5,625	—	16.75	10/29/2017	—	—	—	—
	—	—	8,000	18.25	5/27/2018	—	—	—	—
	—	—	—	—	—	7,500	145,950	4,000	77,840

(1)	Options unexercisable as of March 31, 2012 vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

Name	Options Unexercisable at March 31, 2012	Vesting Schedule
Munyan	3,500	3,500 on June 3, 2012
	12,180	6,090 on each of May 27, 2012 and 2013
	30,000	10,000 on each of May 25, 2012, 2013 and 2014

Paccapaniccia	7,500	2,500 on each of May 25, 2012, 2013 and 2014

Kiesling	1,750	1,750 on June 3, 2012
	6,090	3,045 on each of May 27, 2012 and 2013
	13,500	4,500 on each of May 25, 2012, 2013 and 2014

Gilner	5,625	1,875 on each of October 29, 2012, 2013 and 2014

(2)	Options unexercised and unearned at March 31, 2012 will not vest or become exercisable unless and until the applicable performance condition has been satisfied. The vesting dates are contingent based on the period in which the performance condition becomes satisfied, if at all, as shown in the table below:

Date on which Performance Condition becomes Satisfied	Vesting Schedule
On or before May 27, 2012	25% on each of May 27, 2012, 2013, 2014 and 2015
Between May 28, 2012 and May 27, 2013	33 1/3% on each of May 27, 2013, 2014 and 2015
Between May 28, 2013 and May 27, 2014	50% on each of May 27, 2014 and 2015
Between May 28, 2014 and May 27, 2015	100% on May 27, 2015
If not satisfied by May 27, 2015	All options expire without vesting or becoming exercisable.

(3)	Reflects shares underlying time-vested RSUs granted under our 2004 Stock Plan. Subject to the satisfaction of a service-based vesting condition, these awards vest and will be redeemed automatically according to the following schedule:

Date of Vesting and Redemption	Number of Shares
	Munyan	Paccapaniccia	Kiesling	Gilner
May 27, 2012	6,525	—	3,262	—
May 27, 2013	6,525	—	3,263	—
May 25, 2013	9,000	2,500	4,250	—
May 25, 2014	9,000	2,500	4,250	—
May 25, 2015	—	5,000	—	—
October 29, 2013	—	—	—	3,750
October 29, 2014	—	—	—	3,750

Total	31,050	10,000	15,025	7,500

(4)	Market value determined by multiplying: (a) the March 30, 2012 closing market price of CSS common stock of $19.46 per share, by (b) the number of shares underlying time-vested RSU grants that have not vested.

(5)	Reflects unearned shares underlying performance-vested RSUs granted under our 2004 Stock Plan. Amounts unearned at March 31, 2012 will not vest or be redeemed unless and until the applicable performance condition has been satisfied. The vesting dates are contingent based on the period in which the performance condition becomes satisfied, if at all, as shown in the table below:

Date on which Performance Condition becomes Satisfied	Vesting Schedule
On or before May 27, 2014	50% on each of May 27, 2014 and 2015
Between May 28, 2014 and May 27, 2015	100% on May 27, 2015
If not satisfied by May 27, 2015	All unearned shares expire without vesting or becoming eligible for redemption.

(6)	Market value determined by multiplying: (a) the March 30, 2012 closing market price of CSS common stock of $19.46 per share, by (b) the number of shares underlying performance-vested RSU grants unearned as of March 31, 2012.

Option Exercises and Stock Vested — Fiscal 2012

No stock awards held by our named executives vested during fiscal 2012, and none of our named executive officers exercised stock options during fiscal 2012.

Nonqualified Deferred Compensation — Fiscal 2012

We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account when we make profit sharing contributions under our tax-qualified 401(k) and profit sharing plans. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit was $245,000 for 2011 and $250,000 for 2012.

Under the SERP, if we make a profit sharing contribution under our tax qualified plans, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a formulaically-determined percentage (the “SERP Contribution Percentage Amount”) of the amount by which the executive’s compensation exceeds the Contribution Limit. Under the formula, the SERP Contribution Percentage Amount is equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans.

Additionally, irrespective of whether a profit sharing contribution is made under a tax-qualified plan for a plan year, the Human Resources Committee has discretionary authority under the SERP to credit an executive’s account under the SERP for that plan year (“Discretionary Contributions”). Discretionary Contributions, if made, are equal to a percentage amount determined by the Human Resources Committee multiplied by the amount by which the executive’s compensation exceeds the Contribution Limit for the applicable plan year.

Participant accounts under the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. SERP participants may change their selected investment benchmarks with whatever frequency may be determined by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2012:

Investment Benchmark	Rate of Return
Vanguard Prime Money Market Investor Shares	0.04%
Vanguard Total Stock Market Index Investor Shares	7.21%
Vanguard Life Strategy Growth Fund	2.92%
Vanguard Life Strategy Moderate Growth Fund	4.07%

Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS or of a subsidiary of CSS participating in the SERP. Discretionary Contributions become fully vested upon the making of such contributions. All other amounts credited to the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within 60 days after the beginning of the seventh month following such participant’s termination of employment.

The table that follows provides information with respect to the accounts that we maintain under the SERP for executive officers shown in the Summary Compensation Table. Messrs. Paccapaniccia and Quick and Ms. Gilner do not participate in the SERP because the Company has not made contributions to the SERP subsequent to the satisfaction by them of applicable service-based eligibility criteria. During fiscal 2012, there were no executive or Company contributions to accounts maintained under the SERP, and there were no withdrawals by or distributions to any of our named executives during that period. Other than the SERP, we do not maintain any plans that provide for the deferral of compensation on a non-tax-qualified basis.

Name	Aggregate Earnings in Last FY(1) ($)	Aggregate Balance at Last FYE(2) ($)
Christopher J. Munyan	6,759	170,783
William G. Kiesling	839	12,452
Jack Farber	11,281	399,574

(1)	The amounts reported under “Aggregate Earnings in Last FY” are also reported in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	All amounts in this column were fully vested as of March 31, 2012. The amounts in this column are inclusive of the following amounts disclosed as compensation in our Summary Compensation Tables for previous years: Mr. Munyan — $132,765, Mr. Kiesling — $15,561, and Mr. Farber $300,407.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2012 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•

provisions under CSS’ 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death under supplemental life insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to supplemental life insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

Christopher J. Munyan.     Our employment agreement with Mr. Munyan provides that we will pay a severance benefit to him if we terminate his employment other than for cause at any time prior to the end of his then-current employment term under such agreement (presently June 30, 2014, extending to June 30, 2015 effective July 1, 2012 under an automatic renewal provision). The severance benefit consists of continuation of salary payments to Mr. Munyan for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date or until the end of the then-current employment term under the employment agreement, whichever is later. Payments would be made in equal installments in accordance with our normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Munyan or accrued for his benefit for his services following such anniversary date. The agreement also provides that CSS will pay a portion of the premiums for Mr. Munyan’s participation in the CSS-sponsored medical insurance program (on the same basis that CSS then pays a portion of the premiums for its active employees participating in the program) for any period of time that he continues to participate in such program pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The maximum continuation period under COBRA is eighteen months. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan extending until one year after his last day of employment. Our obligation to provide severance payments and medical benefits to Mr. Munyan is conditioned upon his execution and delivery of a release of claims in favor of CSS and its affiliates.

Vincent A. Paccapaniccia.     Our employment agreement with Mr. Paccapaniccia provides that we will pay a severance benefit to him if we terminate his employment other than for cause at any time prior to March 31, 2013. The severance benefit consists of a continuation of salary payments to Mr. Paccapaniccia for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date. Payments would be made in equal installments in accordance with our normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Paccapaniccia or accrued for his benefit for his services following such anniversary date. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Paccapaniccia extending until one year after his last day of employment. Our obligation to provide severance payments to Mr. Paccapaniccia is conditioned upon his execution and delivery of a release of claims in favor of CSS and its affiliates.

Laurie F. Gilner.     C.R. Gibson’s employment agreement with Ms. Gilner provides that C.R. Gibson will pay a severance benefit to her if C.R. Gibson terminates her employment other than for cause at any time prior to September 6, 2015. The severance benefit consists of a continuation of salary payments to Ms. Gilner for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of her then-current annual base salary, and the payments would continue until twelve months after the termination date; provided, however, if such termination were to occur more than one year prior to September 6, 2013, then such payments would continue until September 6, 2013. Payments would be made in equal installments in accordance with C.R. Gibson’s normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of her termination date will be reduced by and to the extent of any earnings and other compensation received by Ms. Gilner or accrued for her benefit for her services following such anniversary date. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Ms. Gilner extending until one year after her last day of employment. C.R. Gibson’s obligation to provide severance payments to Ms. Gilner is conditioned upon her execution and delivery of a release of claims in favor of C.R. Gibson, CSS and their affiliates.

Paul Quick.     Mr. Quick served as President of our Paper Magic Group, Inc. subsidiary during fiscal 2012 until March 26, 2012, at which time he ceased serving as an officer and employee of Paper Magic. In connection with Mr. Quick’s separation from employment with Paper Magic, Paper Magic entered into a separation agreement with him, under which Paper Magic provides Mr. Quick with a severance benefit, medical benefits and outplacement services. The severance benefit consists of a continuation of salary payments to Mr. Quick. The aggregate amount of these payments is $393,900, which is equivalent to fifteen months of pay at Mr. Quick’s fiscal 2012 annual base salary level, and such amount is payable in equal installments over fifteen months in accordance with Paper Magic’s normal payroll cycle for active employees. These payments are reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his separation date will be reduced by and to the extent of any earnings and other compensation received by Mr. Quick or accrued for his benefit for his services following such anniversary date. Under the agreement, Paper Magic reimburses Mr. Quick for a portion of the medical insurance premiums he pays for his post-employment participation in the Paper Magic-sponsored medical insurance program. These medical benefits are available to Mr. Quick for up to fifteen months, and the reimbursements are paid on the same basis that Paper Magic pays a portion of the medical insurance premiums for its active employees participating in the program. Paper Magic also provides tax reimbursement payments to Mr. Quick to reimburse him for income and payroll taxes incurred by him on the medical benefits, and Paper Magic pays for the cost of certain outplacement services provided to Mr. Quick by an outplacement services firm. The agreement extends the duration of Mr. Quick’s post-employment non-compete obligations under certain prior agreements from twelve months to eighteen months. Additionally, as required as a condition to receiving benefits under the separation agreement, Mr. Quick executed and delivered a release of claims in favor of Paper Magic and its affiliates.

The severance payments, medical benefits and outplacement services provided to Mr. Quick under the foregoing separation agreement, which was approved by the Human Resources Committee, are included in the Summary Compensation Table under “All Other Compensation.”

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; willful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s period of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay
0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment. Severance payments under the SPP are reduced by all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Medical benefits under the SPP consist of reimbursement for up to 12 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

The table below shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2012, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP.

Name	Severance Payments ($)	Medical Benefits ($)	Estimated Tax Reimbursements on Medical Benefits ($)
Christopher J. Munyan(1)	1,251,450	25,740	—
Vincent A. Paccapaniccia(2)	499,200	—	—
William G. Kiesling(3)	325,021	17,160	10,017
Paul Quick(4)	393,900	20,145	9,489
Laurie F. Gilner(5)	468,750	—	—
Jack Farber(6)	400,000	12,948	4,123

(1)

Reflects aggregate severance payments and medical benefits that would have been provided to Mr. Munyan in installments over the course of 27 months (18 months in the case of medical benefits) under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2013 to June 30, 2015. The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 41 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects aggregate severance payments that would have been provided to Mr. Paccapaniccia in installments over the course of 18 months under his employment agreement, assuming that Mr. Paccapaniccia would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2013 to September 30, 2013. The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 41 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Paccapaniccia would not have received severance payments or medical benefits under the SPP.

(3)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that would have been provided to Mr. Kiesling under the SPP.

(4)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that will be provided to Mr. Quick under the separation agreement dated April 26, 2012 between Paper Magic Group, Inc. and Mr. Quick, as described on page 42. In addition to the items reflected in the table, Paper Magic will pay approximately $6,000 for outplacement services for Mr. Quick.

(5)	Reflects aggregate severance payments that would have been provided to Ms. Gilner in installments for the period from April 1, 2012 until September 6, 2013 under her employment agreement, assuming that Ms. Gilner would not receive, or have accrued for her benefit, any earnings or compensation for her services as an employee or independent contractor during the period from April 1, 2013 to September 6, 2013. The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 41 under “Severance Agreements.” Because her employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Ms. Gilner would not have received severance payments or medical benefits under the SPP.

(6)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that would have been provided to Mr. Farber under the SPP.

Change of Control

Change of Control Severance Pay Plan for Executive Management

Our named executive officers, other than Mr. Farber, may be eligible to receive benefits under our Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, eligible executives may receive severance pay and medical benefits if: (a) a change of control occurs, and (b) upon or within two years after the change of control event, (i) the executive’s employment is terminated for any reason other than “for cause,” or (ii) the executive terminates his or her employment for “good reason.” Under the COC Plan:

•

A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•

The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•

An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution of authority, duties, responsibilities or base compensation of the executive or the supervisor to whom the executive is required to report; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.

Severance pay available under the COC Plan is equal to: (a) a multiple of the executive’s “adjusted compensation” plus (b) a pro-rata portion (based on the executive’s period of employment during the fiscal year in which his or her employment terminates) of the incentive compensation that the executive would have earned at the “target” opportunity level under our MIP for the fiscal year in which the executive’s employment terminates. An executive’s adjusted compensation is equal to the executive’s annual base salary as of his or her last date of employment, plus his or her average annual bonus during the three fiscal years prior to the fiscal year in which the executive’s employment terminates. The “multiple” mentioned above is equal to 2 times adjusted compensation for our chief executive officer and 1.5 times adjusted compensation for all other executives eligible to receive benefits under the COC Plan. Under the COC Plan, severance pay will be paid in a cash lump sum payment within sixty days after an executive’s qualifying termination event, except that severance pay will be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

Medical benefits are available under the COC Plan if an executive entitled to receive severance pay under the COC Plan elects health care continuation coverage under COBRA. Available medical benefits consist of reimbursement for a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax reimbursement payment equal to the income and payroll taxes he or she incurs solely with respect to such COBRA premium reimbursements. Monthly COBRA premiums are reimbursed on the same basis that we then pay a portion of the insurance premiums for active employees participating in our medical insurance programs. Reimbursements related to COBRA premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.

Change of Control Provisions under the 1994 Stock Plan and the 2004 Stock Plan

All otherwise unexercisable stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. In addition, under the 2004 Stock Plan all restrictions and conditions on outstanding stock bonus awards (including stock bonus awards of time-vested and performance-vested RSUs) immediately lapse upon the occurrence of a change of control (as defined in the 2004 Stock Plan), unless the Human Resources Committee determines otherwise.

Events constituting a change of control under the 1994 Stock Plan and the 2004 Stock Plan are generally as follows:

•

Under the 1994 Stock Plan:     the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•

Under the 2004 Stock Plan:     the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

All outstanding, unexercisable stock options held by our named executives as of March 31, 2012 were issued under the 1994 Stock Plan or the 2004 Stock Plan. Likewise, all outstanding stock bonus awards of time-vested and performance-vested RSUs held by our named executives as of March 31, 2012 were issued under the 2004 Stock Plan. These awards are summarized on page 38 under “Outstanding Equity Awards at Fiscal Year End — March 31, 2012.”

Summary of Payments and Benefits in Connection with a Change of Control

The table that follows shows the following with regard to each of our named executives as of March 31, 2012: (a) the severance pay, medical benefits and tax reimbursement payments that the executive would be entitled to receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan; (b) the value associated with the executive’s otherwise unexercisable stock options becoming exercisable based on the occurrence on such date of an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan; and (c) the value associated with the lapsing of restrictions on the executive’s outstanding stock bonus awards of restricted stock units based on the occurrence on such date of an event constituting a change of control under the 2004 Stock Plan. Mr. Quick does not appear in the table because he was not an employee on March 31, 2012. Therefore, under the circumstances described, he would not be eligible for benefits under the COC Plan, nor would he benefit from the change of control provisions of our equity compensation plans. Mr. Farber does not appear in the table because he does not participate in the COC Plan, nor does he hold equity interests awarded under the Company’s equity compensation plans.

	COC Plan			COC Provisions of 1994 Stock Plan and 2004 Stock Plan
Name	Severance pay ($)	Medical benefits ($)	Estimated tax reimbursements on medical benefits ($)	Value of stock options that would become exercisable on a COC(1) ($)	Value of RSUs as to which restrictions would lapse on a COC(2) ($)
Christopher J. Munyan	1,760,440	25,740	17,739	48,960	954,513
Vincent A. Paccapaniccia	903,236	25,740	14,865	19,500	360,010
William G. Kiesling	805,549	25,740	15,026	20,580	457,797
Laurie F. Gilner	822,500	25,038	10,507	24,924	223,790

(1)	Reflects the number of shares underlying options that would become exercisable multiplied by the difference between the March 30, 2012 closing market price per share of CSS common stock of $19.46 and the stock option exercise price.

(2)	Reflects the number of shares underlying RSUs as to which restrictions would lapse multiplied by the March 30, 2012 closing market price per share of CSS common stock of $19.46.

Nonqualified Supplemental Executive Retirement Plan

Vested account balances under the SERP generally are payable within 60 days following a participant’s last date of employment with CSS and its subsidiaries, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balances under the SERP as of March 31, 2012 are set forth on page 39 in the table and accompanying footnotes under “Nonqualified Deferred Compensation — Fiscal 2012.” If any such executive’s employment with CSS and subsidiaries had terminated on March 31, 2012 for any reason, that executive’s vested balance under the SERP, as reflected in that table and the accompanying footnotes, would become payable to the executive within 60 days after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, our stockholders will vote, on an advisory basis, on whether to approve the compensation paid to our named executive officers for our fiscal year ended March 31, 2012, as described in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K. Pertinent information on the compensation paid to our named executive officers for fiscal 2012 can be found in the compensation tables, the narrative information accompanying those tables and in the Compensation Discussion and Analysis included in this proxy statement. Below is the resolution that will be presented to our stockholders for a vote at the Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2012, as disclosed in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K, including the compensation tables, the narrative information accompanying those tables and the Compensation Discussion and Analysis.”

Although this vote is advisory and non-binding, the Human Resources Committee of our Board values the input of our stockholders on our executive compensation program and intends to consider the results of the vote on this proposal in making future executive compensation determinations.

As discussed in the Compensation Discussion and Analysis, the Human Resources Committee of our Board has designed our executive compensation program to address multiple objectives: providing compensation that is appropriately competitive to attract and retain executive talent; incentivizing the achievement of performance goals; encouraging the aggregation and maintenance of equity ownership; and aligning executive and stockholder interests. Our Board and the Human Resources Committee of our Board believe that the Company’s executive compensation program for fiscal 2012 was appropriately designed to address these objectives.

Our Board recommends a vote “for” approval, on an advisory basis, of the compensation paid to our named executive officers in fiscal 2012, as disclosed in this proxy statement.

DIRECTOR COMPENSATION — FISCAL 2012

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual cash fee of $35,000, as well as $1,000 in cash for attendance at each Board and Board Committee meeting, except that the fee for attendance at Board or Board Committee meetings held telephonically and of not more than one hour in duration is $500 in cash. In addition, the Chairs of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual cash fee of $8,000, and the Chair of the Audit Committee receives an additional annual cash fee of $15,000.

Furthermore, each non-employee director is a participant in the 2011 Stock Plan. The 2011 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November from 2011 through 2015, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2011 at an exercise price of $21.25 per share. Each option granted under the 2011 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Scott A. Beaumont	55,000	27,132	82,132
James H. Bromley	63,500	27,132	90,632
John J. Gavin	71,500	27,132	98,632
James E. Ksansnak	58,000	27,132	85,132
Rebecca C. Matthias	62,500	27,132	89,632

(1)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted to our non-employee directors under the 2011 Stock Plan on November 30, 2011. On that date, each director was granted an option to purchase 4,000 shares of CSS common stock at an exercise price of $21.25 per share. The grant date fair value of these awards was $6.78 per underlying share. Assumptions used to determine the grant date fair value are set forth in Note 7 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

As of March 31, 2012, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Director	Shares Underlying Outstanding Options
Scott A. Beaumont	24,500
James H. Bromley	44,000
John J. Gavin	20,000
James E. Ksansnak	38,000
Rebecca C. Matthias	38,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2012 were made on a timely basis.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2013 Annual Meeting of Stockholders must be received by us on or before February 19, 2013 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2013 Annual Meeting of Stockholders, and the proposal is received by us on or before May 5, 2013, we may in our discretion provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By: Michael A. Santivasci,

       Secretary

Philadelphia, Pennsylvania

June 19, 2012

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2012. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, Pennsylvania, 19103.

DIRECTIONS TO THE RITTENHOUSE HOTEL

From Philadelphia International Airport:

Exit airport following signs for 76 West. Follow signs for 76 West and follow to the 30th Street exit. At top of ramp turn right onto Chestnut and follow to 19th St. Turn right onto 19th St. to Walnut Street. Turn right onto Walnut and take an immediate left onto West Rittenhouse Sq. The Rittenhouse is on the right.

From Baltimore, Washington and Points South:

Take 1-95 North past the Philadelphia International Airport. Follow the signs for 76 West. Take 76 West to the 30th Street Exit. Make a right at first traffic signal (Chestnut Street) and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street, then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right, immediately adjacent to Holy Trinity Church.

From Southern New Jersey and Atlantic City (via The Walt Whitman Bridge):

Take the Atlantic City Expressway to Route 42 North, then to 76 West. Follow the signs for the Walt Whitman Bridge. Cross over the bridge and follow signs for 76 West to the 30th Street Station Exit. Upon exiting make a right onto Chestnut Street and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right side immediately adjacent to Holy Trinity Church.

From Harrisburg, Hershey, Lancaster PA/Expressway:

Take the PA Turnpike East, to exit 24, Valley Forge. Take 76 East to the 30th Street Station exit. Go around the station. Turn left onto Market Street. Turn right onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

From New York, New Jersey and Points North Via New Jersey Turnpike:

Take the New Jersey Turnpike South to Exit 4, following signs for Philadelphia and the Ben Franklin Bridge. Take 73 North, Exactly 1.4 miles, exit for Route 38 West. Take 38 West for 5.2 Miles. Follow 38 West right onto Route 30 West. Follow signs for Ben Franklin Bridge. Follow onto Vine Street/Local traffic lane. Turn left onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

	☐	■

	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CSS INDUSTRIES, INC.

The undersigned hereby appoints Scott A. Beaumont, James H. Bromley and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, July 31, 2012, at 9:30 a.m. (local time) and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to each of the other Proposals. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted as recommended by the Board of Directors with respect to each Proposal.

	THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

	(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

CSS INDUSTRIES, INC.

July 31, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 31, 2012:

The notice, proxy statement and annual report are available at https://materials.proxyvote.com/125906

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided. i

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Scott A. Beaumont O James H. Bromley O Jack Farber O John J. Gavin O Rebecca C. Matthias O Christopher J. Munyan		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
					FOR	AGAINST	ABSTAIN
				3. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2012.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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